EXHIBIT 10.32

Dated 5 June 2008

FACILITY AGREEMENT

in respect of

US$66,300,000 term loan facility

for

MARITIME GRACE SHIPPING LIMITED

and

MARITIME GLORY SHIPPING LIMITED
(as Borrowers)

with

MARITIME CAPITAL SHIPPING LIMITED
(as Guarantor)

with

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
(acting as Agent)

and

THE FINANCIAL INSTITUTIONS NAMED IN THE AGREEMENT
(as Original Lenders)

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
(as Swap Bank)

JSM
in association with MAYER BROWN LLP
and MAYER BROWN INTERNATIONAL LLP

MAYER BROWN

JSM

32	Calculations and certificates	72
33	Partial invalidity	73
34	Remedies and waivers	73
35	Amendments and waivers	73
36	Counterparts	74
37	Swap Agreements	74
38	Governing law	77
39	Enforcement	77

Page ii

THIS AGREEMENT is dated 5 June 2008 and made between:

(1)	MARITIME GRACE SHIPPING LIMITED ("Borrower A") and MARITIME GLORY SHIPPING LIMITED ("Borrower B") as joint and several borrowers (the "Borrowers");

(2)	MARITIME CAPITAL SHIPPING LIMITED incorporated under the laws of Bermuda with registration no. 39980 as guarantor (the "Guarantor");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 2 (The Original Lenders and their Commitments) as lenders (the "Original Lenders");

(4)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as swap bank (the "Swap Bank"); and

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as agent for the Finance Parties (the "Agent").

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)
in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means, in relation to each Facility, the period from and including the date of this Agreement to and including the earlier of:

(a)          the Delivery Date of the Vessel to which that Facility relates; and

(b)          31 July 2008.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Drawdown, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Drawdown Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday):

(a)	in relation to the definition of Quotation Day and to any day on which LIBOR is to be determined, on which banks and the relevant financial markets are open for general business in London;

(b)
in relation to any date for payment of amounts under the Finance Documents, on which commercial banks and the relevant financial markets are open for general business in New York, Hong Kong, London and the principal financial centre of the country of the currency of payment; and

(c)	in relation to any other matter, on which commercial banks are open for general business in Hong Kong.

"Charge over Accounts" means, in relation to each Vessel, the charge over accounts more particularly described in Schedule 6 (Security Documents).

"Charged Assets" means the assets from time to time subject, or expressed to be subject, to the Security created under the Security Documents or any part of those assets.

"Charters" means, collectively, Vessel A Charter and Vessel B Charter, and "Charter" means each or any of them as the context may require;

"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 2 (The Original Lenders and their Commitments) in respect of each Facility and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) which is delivered from time to time to the Agent under Clause 20.1 (Financial Condition).

"Confirmation" means a letter of confirmation or any other confirming evidence in respect of a Swap Transaction, exchanged between the Swap Bank and a Borrower pursuant to any Swap Agreement.

"Contracts" means, collectively, Vessel A Contract and Vessel B Contract, and "Contract" means each or any of them as the context may require.

"Contract Price" means, in relation to each Vessel, the total price payable by the relevant Borrower to the relevant Seller for that Vessel pursuant to the terms of the relevant Contract, being $51,250,000 for Vessel A and $50,750,000 for Vessel B.

"Deed of Covenants" means, in relation to each Vessel, the deed of covenants more particularly described in Schedule 6 (Security Documents).

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means, in relation to each Vessel, the date, being a Business Day, on which the relevant Vessel is delivered to, and accepted by, the relevant Borrower under the relevant Contract.

"Dollars" and "$" mean the lawful currency of the United States of America.

"Drawdown" means a drawdown of a Facility.

"Drawdown Date" means the date of a Drawdown, being the date on which the relevant Loan is to be made.

"Drawdown Request" means a notice substantially in the form set out in Part I of Schedule 4 (Requests).

"Emergency" means a condition, circumstance or situation which:

(a)	adversely affects, or is likely to adversely affect, the ability of a Borrower to operate either Vessel safely or lawfully and in accordance with the standards of a Reasonable and Prudent Operator; or

(b)	presents or is likely to present a physical threat to persons or property or the security, integrity or reliability of a Vessel,

and in the good faith judgment of the Borrower, requires the taking of immediate measures to prevent or mitigate such adverse or likely adverse effect or threat.

"Environmental Authorisation" means any Authorisation required at any time under Environmental Law.

"Environmental Claims" means any claim in connection with any violation of an Environmental Law or Environmental Authorisation which is likely to give rise to any material liability on the part of a Borrower.

"Environmental Incident" means any Spill:

(a)	from a Vessel; or

(b)	from any other vessel in circumstances where:

(i )	a Vessel or Borrower or the Manager may be liable for Environmental Claims arising from the Spill; and/or

(ii)	a Vessel may be arrested or attached in connection with any such Environmental Claim.

"Environmental Law" means any environmental law, regulation or direction having the force of law in any jurisdiction applicable to a Borrower and/or a Vessel.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Facilities" means, collectively, the Tranche A Facility and the Tranche B Facility and "Facility" means each or any of them, as the context may require.

"Facility Letter" means a letter dated 29 May 2008 (Agent's reference: TSI/08/0105) issued by the Agent and signed by the Borrowers and the Guarantor.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Final Maturity Date" means, in relation to each Facility, the date falling 8 years after the Drawdown Date of such Facility.

"Finance Document" means this Agreement, each Swap Agreement, any Security Document and any other document designated as such by the Agent and the Borrowers.

"Finance Parties" means the Agent, a Lender and the Swap Bank, and "Finance Party" means each or any of them, as the context may require.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"GAAP" means, at any relevant time, the most up to date International Financial Reporting Standards promulgated and declared effective by the International Accounting Standards Board at such time.

"General Assignment" means, in relation to each Vessel, the general assignment more particularly described in Schedule 6 (Security Documents).

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Group" means the Guarantor and its Subsidiaries for the time being.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention, and includes any amendments or extensions of it and any regulations issued under it.

"ISPS Code" means the International Ship and Port Facility Security Code of the International Maritime Organisation incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Liabilities" means all present and future moneys, debts and liabilities due, owing or incurred by an Obligor to the Finance Parties or any of them under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly or severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for Dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as at 11:00 a.m. (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Loan.

"Loan" means the loan made or to be made under each Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

"Management Agreement" means, in relation to each Vessel, the ship management agreement entered or to be entered into between the relevant Borrower, as owner of that Vessel, and the Manager, as manager.

"Manager" means Fleet Ship Management Limited.

"Margin" means (a) 1.40% per annum if the Funded Debt of the Group is equal to or less than 450% of the Group's EBITDA, (b) 1.50% per annum if the Funded Debt of the Group is greater than 450% but equal to or less than 525% of the Group's EBITDA, and (c) 1.60% if the Funded Debt of the Group is greater than 525% of the Group's EBITDA. The ratio of the Funded Debt of the Group to the Group's EBITDA shall be calculated in accordance with Clause 20.1(b) and the Margin shall be determined on a quarterly basis with reference to the preceding 4 quarters' management accounts of the Group. The first annualised calculation of the Margin shall commence from the accounts of 31 December 2008.

"MARPOL" means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and includes any amendments or extensions of it and any regulation issued pursuant to it.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or of the Group taken as a whole;

(b)	the ability of any Obligor to perform its obligations under the Finance Documents;

(c)	the validity, legality or enforceability of this Agreement or the rights or remedies of any Finance Party under the Finance Documents; or

(d)	the validity, legality or enforceability of any Security expressed to be created under any Security Document or the priority and ranking of any of such Security.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgages" means, in relation to each Vessel, the mortgage more particularly described in Schedule 6 (Security Documents).

"Notional Amount" means, in respect of any Swap Transaction, the Notional Amount as defined in the Confirmation relating to that Swap Transaction.

"Obligors" means the Borrowers, the Guarantor and any other party to the Security Documents (other than a Finance Party) and "Obligor" means each or any of them, as the context may require.

"Party" means an original party to this Agreement and any other party which subsequently becomes a party to this Agreement.

"Permitted Security Interests" means any:

(a)	Security created by the Finance Documents;

(b)	liens for unpaid crew's wages which are not overdue;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than one month's prepaid hire under any charterparty in relation to a Vessel;

(e)	liens for master's disbursements incurred in the ordinary course of trading;

(f)	other liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel where the relevant

Borrower is contesting the claim giving rise to such lien in good faith by appropriate steps and for the payment of which adequate reserves have been made in case that Borrower finally has to pay such claim so long as any such proceedings shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of that Vessel or any interest in that Vessel;

(g)
Security (other than a Security over any of the Charged Assets) created in favour of a plaintiff or defendant in any action of the court or tribunal before which such action is brought as security for costs and expenses where a Borrower is prosecuting or defending such action in good faith by appropriate steps or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been made so long as any such proceedings or the continued existence of such Security shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of, the relevant Vessel or any interest in that Vessel; and

(h)
Security arising by operation of law in respect of Taxes which are not overdue for payment or Taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such Security shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of a Vessel or any interest in any Vessel.

"Pollutant" means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, 2 Business Days before the first day of that period.

"Reasonable and Prudent Operator" means a person seeking, in good faith, to perform its contractual obligations and, in so doing and in the general conduct of its undertaking, exercising that degree or skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with applicable law engaged in the same type of undertaking in the same or similar circumstances and conditions.

"Reference Banks" means, subject to Clause 26.14 (Reference Banks), the principal London office of HSBC Bank plc and such other banks as may be appointed by the Agent in consultation with the Borrowers.

"Repayment Date" means, in relation to each Facility, the date falling 3 months after the Drawdown Date of such Facility and each of the dates falling at intervals of 3 months thereafter up to and including the 8th anniversary of such Drawdown Date.

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding obligations), 18.3 (Non-conflict with other obligations), 18.4 (Power and authority), 18.5 (Validity and admissibility in evidence), 18.6 (Governing law and enforcement), 18.8 (No filing or stamp taxes), 18.9 (No Default), 18.10 (No misleading information), 18.11 (Pari passu ranking), 18.12 (No proceedings pending or threatened), 18.13 (Title), 18.14 (Authorised signatures), 18.15 (No immunity), 18.16 (Vessel Contracts), 18.17 (Assets of the Borrowers), 18.18 (Place of business), 18.19 (Environmental Authorisations), 18.20 (Environmental provisions), 18.21 (Security), 18.22 (No other Financial Indebtedness), 18.23 (Tax compliance) and 18.24 (Disclosure of material facts).

"Sale Proceeds" have the meaning ascribed thereto in Clause 7.8 (Sale of a Vessel).

"Screen Rate" means the British Bankers' Association Interest Settlement Rate for Dollars for a period of the relevant Interest Period displayed on page LIBOR01 of the Reuters screen. If the agreed page or service is replaced or ceases to be available, the Agent may, after consultation with the Borrowers and the Lenders, specify another page or service displaying the appropriate rate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means each of the Security Documents listed in Schedule 6 (Security Documents) and any other document that may at any time be executed by any person creating, evidencing or perfecting any Security to secure all or part of the Liabilities under or in connection with any Finance Document.

"Security Perfection Requirements" means, in respect of the Security Documents defined in Schedule 6 (Security Documents):

(a)	registration of particulars of the charges created under the Security Documents within five weeks of their creation at the Companies Registries of Hong Kong and the British Virgin Islands;

(b)	registration of the Mortgages on the Register of Ships of Hong Kong;

(c)	execution of all notices, acknowledgments and consents as required under each Security Document; and

(d)	any other Authorisations of the Security Documents as may be required or recommended in any legal opinion accepted under Clause 4 (Conditions of Drawdown).

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 4 (Requests) given in accordance with Clause 9 (Interest Periods).

"Sellers" means, collectively, Vessel A Seller and Vessel B Seller, and "Seller" means each or any of them as the context may require

"Spill" means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment.

"Subordination Deed" means, in relation to each Borrower, any subordination deed more particularly described in Schedule 6 (Security Documents).

"Subsidiary" means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Swap Agreement" means each swap agreement entered or to be entered into between the Borrowers (or any of them) and the Swap Bank to hedge the Borrowers' exposure to adverse movements in interest rates or currency exchange rates in respect of the Loans, and includes each ISDA Master Agreement and Schedule made between the Borrowers (or any of them) and the Swap Bank and each Confirmation issued pursuant thereto and Swap Transaction made thereunder.

"Swap Liabilities" means, at any relevant time, all liabilities of the Borrowers to the Swap Bank under or pursuant to the Swap Agreements, whether actual or contingent, present or future.

"Swap Transaction" means any transaction governed by a Swap Agreement and entered into between the relevant parties to it for the express purpose of hedging all or part of the Borrowers' interest and/or currency exchange rate risks pursuant to this Agreement.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and "Taxation" shall be construed accordingly.

"Total Commitments" means, in relation to each Facility, the aggregate of the Commitments, being $66,300,000 at the date of this Agreement.

"Total Loss" means, in relation to each Vessel, the actual or constructive or compromised or arranged total loss of that Vessel, requisition for title or other compulsory acquisition of that Vessel (otherwise than by requisition for hire) or capture, seizure, arrest, detention or confiscation of that Vessel by any

Governmental Agency or by persons acting or purporting to act on behalf of any Governmental Agency unless that Vessel be released and restored to the relevant Borrower from such capture, seizure, arrest, detention or confiscation within one month after the occurrence thereof.

"Tranche A Facility" means the principal amount of up to the lower of $33,312,500 and 65% of the Contract Price of Vessel A or (as the context may require) the principal amount thereof owing to the Lenders under this Agreement at any relevant time.

"Tranche B Facility" means the principal amount of up to the lower of $32,987,500 and 65% of the Contract Price of Vessel B or (as the context may require) the principal amount thereof owing to the Lenders under this Agreement at any relevant time.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Vessel A Charter" means, the time charterparty dated 7 April 2008 and made between Borrower A and the Vessel A Charterer in respect of Vessel A, as the same may at any time be supplemented, amended or extended.

"Vessel A Charterer" means CF Bulk Carriers Ltd., Nassau, Bahamas.

"Vessel A Contract" means the memorandum of agreement dated 7 April 2008 together with all addenda, amendments and supplements to it, made between the Vessel A Seller and Borrower A whereby the Vessel A Seller has agreed to sell and deliver Vessel A to Borrower A.

"Vessel A Seller" means, Trader Four Ltd., a company incorporated under the laws of Bahamas.

"Vessel B Charter" means, the time charterparty dated 7 April 2008 and made between Borrower B and the Vessel B Charterer in respect of Vessel B, as the same may at any time be supplemented, amended or extended.

"Vessel B Charterer" means CF Bulk Carriers Ltd., Nassau, Bahamas.

"Vessel B Contract" means the memorandum of agreement dated 7 April 2008 together with all addenda, amendments and supplements to it, made between the

Vessel B Seller and Borrower B whereby the Vessel B Seller has agreed to sell and deliver Vessel B to Borrower B.

"Vessel B Seller" means, Trader Two Ltd., a company incorporated under the laws of the Bahamas.

"Vessel Contracts" means the Contracts, the Management Agreements and until their expiry by the effluxion of time, the Vessel A Charter and the Vessel B Charter.

"Vessels" means, collectively, the Vessels more particularly described as "Vessel A" and "Vessel B" in Schedule 1 (The Borrowers and the Vessels) and "Vessel" means each or any of them, as the context may require.

1.2           Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", "Lender", "Finance Party", "Swap Bank", "Borrower", "Guarantor", "Obligor" or "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Hong Kong time.

(b)
Unless a contrary indication appears, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement. Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)
Where this Agreement specifies an amount in a given currency (the "specified currency") "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(f)	In this Agreement, unless a contrary indication appears, words importing the plural include the singular and vice versa, and words importing a gender include every gender.

1.3           Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

1.4           Joint and several obligations

In this Agreement, unless otherwise expressly provided, all covenants, agreements and obligations on the part of the Borrowers, and in particular all covenants, agreements and obligations for the payment or repayment of money, shall bind the Borrowers jointly and each Borrower severally.

2.           THE FACILITIES

2.1           The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers jointly Dollar term loan facilities in an aggregate amount equal to the Total Commitments.

2.2           Finance Parties' rights and obligations

(a)
The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.             PURPOSE

3.1           Purpose

The Borrowers shall apply all amounts borrowed by them under the Facilities towards assisting each Borrower in financing the Contract Price of its respective Vessel and to hedge the floating interest rate under the Facilities.

3.2           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.             CONDITIONS OF DRAWDOWN

4.1           Initial conditions precedent

The Borrowers may not deliver a Drawdown Request unless the Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 3 (Conditions Precedent to Initial Drawdown). The Agent shall, as soon as reasonably practicable, notify the Borrowers, the Lenders and the Swap Bank upon receiving such documents and other evidence.

4.2           Delivery conditions precedent

(a)
The obligation of the Lenders to make each Facility available to the Borrowers or to maintain each Facility after the Delivery Date of the Vessel to which that Facility relates shall be subject to the condition that the Agent shall have received, on or prior to the relevant Delivery Date, all of the documents and other evidence listed in and appearing to comply with the requirements of Part II of Schedule 3 (Conditions Precedent on Delivery). The Agent shall, as soon as reasonably practicable, notify the Borrowers, the Lenders and the Swap Bank upon receiving such documents and other evidence.

(b)
Without prejudice to the obligations of the Obligors under this Agreement and the Security Documents, the Agent may in its sole discretion hold any or all of the Security Documents as undelivered and undated pending their dating and delivery in accordance with paragraph (b) of Clause 4.3 (Further conditions precedent).

4.3           Further conditions precedent

(a)	In addition to the requirements of Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Delivery conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Drawdown Request and on the proposed Drawdown Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each of the Borrowers and the Guarantor are true in all material respects.

(b)
The Agent is unconditionally and irrevocably authorised, empowered and instructed by the Borrowers and the Guarantor to date and unconditionally deliver the Security Documents which the Agent may be holding undated and undelivered pursuant to paragraph (b) of Clause 4.2 (Delivery conditions precedent) on the date of that Drawdown or such other date as the Agent in its sole discretion may determine in order to comply with this Clause 4.3.

5.             DRAWDOWN

5.1           Delivery of a Drawdown Request

The Borrowers may draw down a Loan by delivery to the Agent of a duly completed Drawdown Request not later than 10:00 a.m. (Hong Kong time) on the 3rd Business Day before the proposed Drawdown Date.

5.2           Completion of a Drawdown Request

(a)	Each Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Drawdown Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Drawdown comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank to which the proceeds of the Drawdown are to be credited or the party to whom the proceeds of the Drawdown are to be paid.

(b)	Only one Loan may be requested in each Drawdown Request.

5.3           Currency and amount

(a)	The currency specified in a Drawdown Request must be Dollars.

(b)	The amount of the proposed Loan in respect of each Facility must not exceed the Total Commitments relating to that Facility.

(c)	Each Facility is to be made in one lump sum.

5.4           Lenders' participation

(a)
If the conditions set out in Clauses 4 (Conditions of Drawdown) and 5.1 (Delivery of a Drawdown Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Drawdown Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)
The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case not later than 17:00 p.m. (Hong Kong time) on the 3rd Business Day before the proposed Drawdown Date of that Loan.

6.             REPAYMENT

6.1           Repayment of each Facility

The Borrowers shall repay:

(a)
Tranche A Facility by 32 consecutive quarterly instalments, one such instalment to be paid on each of the Repayment Dates relating to such Facility. The 1st to 16th instalments (inclusive) shall each be in an amount of $1,309,181.25, the 17th to 32nd instalments (inclusive) shall each be in an amount of $606,287.50 and together with the 32nd and final instalment payable on the Final Maturity Date the Borrower shall make a balloon repayment of $2,665,000, or such other sum as then represents the balance of such Facility;

(b)
Tranche B Facility by 32 consecutive quarterly instalments, one such instalment to be paid on each of the Repayment Dates relating to such Facility. The 1st to 16th instalments (inclusive) shall each be in an amount of $1,296,408.75, the 17th to 32nd instalments (inclusive) shall each be in an amount of $600,372.50 and together with the 32nd and final instalment payable on the Final Maturity Date the Borrower shall make a balloon repayment of $2,639,000, or such other sum as then represents the balance of such Facility.

6.2           Reborrowing

No Borrower may reborrow any part of a Facility which is repaid.

7.           PREPAYMENT AND CANCELLATION

7.1           Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitments of that Lender will be immediately cancelled; and

(c)
the Borrowers shall repay that Lender's participation in each Loan on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2           Change of control

(a)	If the Guarantor ceases to control a Borrower:

(i)	that Borrower shall promptly notify the Agent upon becoming aware of that event; and

(ii)
if the Majority Lenders so require, the Agent shall, by not less than 10 days' notice to the Borrowers, cancel the Facilities and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)
For the purpose of this Clause 7.2, the "control" of one person (the "first person") by another person (the "second person") or the first person being "controlled" by the second person means that the second person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or a majority of the members of the board of directors or other governing body of the first person or otherwise controls or has the power of control over the affairs and policies of the first person.

(c)
For the purpose of this Clause 7.2, "acting in concert" means persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate to obtain or consolidate control of a company.

7.3           Voluntary prepayment of each Facility

(a)
The Borrowers may, if they give the Agent not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) prior notice, prepay on the last day of an Interest Period applicable to it the whole or any part of a Facility (but, if in part, being an amount that reduces the amount of that Facility by a minimum amount of $500,000 and an integral multiple of $500,000) and subject to payment of a fee of 0.25% of the principal amount prepaid as a result of refinancing by banks or financial institutions other than the Lenders. Subject to the consent of the Agent, the Borrowers may prepay on a date which is not the last day of an Interest

Period provided that the Borrowers shall pay any cost incurred and substantiated by the Lenders.

(b)	Each Facility may only be prepaid after the last day of its Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

(c)
Any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of each Facility) in inverse chronological order and be applied rateably among the participations of all Lenders.

(d)
Any prepayment of a Facility, and any release of Security relating to any Vessel as a result of such prepayment, shall be conditional upon the Agent (acting on instructions of Majority Lenders) being satisfied with the continuing satisfaction of Clause 22.8 (Asset coverage) and no other Default existing or occurring as a result of such prepayment or release of Security.

7.4           Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs),

the Borrowers may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to prepay that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall prepay that Lender's participation in the Loans.

7.5           Mandatory prepayment

(a)
In the event of a Vessel becoming a Total Loss, the Total Commitments relating to the Facility in respect of that Vessel shall be reduced to zero and the Borrowers shall prepay that Facility in full within 90 days of that Vessel becoming a Total Loss and for the purpose of this Agreement:

(i)
an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time that Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which that Vessel was last reported; and

(ii)
a constructive total loss shall be deemed to have occurred at the date and time notice of abandomnent of a Vessel is given to the insurers of that Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and time at which a Total Loss is subsequently adjudged by a competent court of law to have occurred.

(b)	In the event of a Vessel being sold, the Borrowers shall prepay the Facility in respect of that Vessel in full immediately upon completion of such sale.

7.6           Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of any Facility or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

7.7           Sale of a Vessel

If any of the Borrowers wishes to sell its Vessel before the relevant Final Maturity Date, the following steps shall be taken:-

(a)
The relevant Borrower shall give to the Agent not less than 15 days prior written notice of its intention to sell its Vessel, specifying the purchase price to be obtained, which shall be not less than an amount equal to the Liabilities outstanding in respect of the facility attributable to the relevant Vessel, and enclosing a draft copy of the relevant sale and purchase agreement to govern the sale.

(b)
The sale and purchase agreement shall provide for the Sale Proceeds to be remitted direct to the Agent whereupon the Sale Proceeds shall be applied by the Agent (and the relevant Borrower hereby authorizes and instructs the Agent to so apply such Sale Proceeds) for the account of the Lenders as follows:-

(i)
in or towards repayment of the Facility to which such Vessel relates, together with any interest accrued thereunder and any fees, charges and breakage costs which may be owing to the Agent and/or the Lenders under this Agreement and the Security Documents in the order of application specified in Clause 29.5 (Partial payments);

(ii)
(in the case of there being a balance remaining and the charter free market value of the remaining Vessels is below the asset coverage ratio stated in Clause 22.8 (Asset coverage) or an Event of Default has occurred) in or towards repayment of the Facilities to which the remaining Vessels relate, together with any fees or charges incurred pursuant to Clause 14 (Other Indemnities), in the order of application specified in Clause 29.5 (Partial payments);

(iii)
(where such conditions are satisfied save for the charter free market value of the remaining Vessels being below the asset coverage ratio stated in Clause 22.8 (Asset coverage)) the Borrowers shall make an additional prepayment of the Loan in an amount required to maintain the asset coverage ratio stated in Clause 22.8 (Asset coverage); and

(iv)
(in the case of there being a surplus remaining after the application of the Sale Proceeds in sub-paragraphs (i) and (ii) above) direct to or to the order of the Borrowers, always provided that no Event of Default shall have occurred and be continuing;

(c)
The Agent shall be under no obligation to execute and deliver the discharges and re-assignments of the Security Documents relative to the Vessel being sold until it is satisfied that the Sale Proceeds will be applied in the manner specified in paragraph (b) above. If it is so satisfied it shall execute such discharges and re-assignments in a timely manner to facilitate such a sale of the Vessel.

(d)
The expression "Sale Proceeds" where used in this Clause shall mean the proceeds of sale less all costs and expenses incurred by the relevant Borrower in connection with the sale including, but without prejudice to the generality of the foregoing, broker's commission, legal costs, stamp duties, de-registration fees and expenses relating to any dry-docking of the relevant Vessel or repairs necessitated thereby pursuant to the sale and purchase agreement.

8.             INTEREST

8.1           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)     Margin; and

(b)     LIBOR.

8.2           Payment of interest

The Borrowers shall pay accrued interest on each Loan on the last day of each Interest Period relating to that Loan.

8.3           Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2% higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4           Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9.             INTEREST PERIODS

9.1           Selection of Interest Periods

(a)
Subject to this Clause 9, each Interest Period shall be for a duration of 1, 3 or 6 Months, or, if agreed between the Borrowers and the Agent (acting on the instructions of all the Lenders), any other longer period provided always that:

(i)
the first Interest Period of each Loan shall commence on the Drawdown Date of that Loan and each subsequent Interest Period shall commence forthwith upon the expiry of the previous Interest Period; and

(ii)
if any Interest Period of any Facility would otherwise overrun a Repayment Date of the Facility to which that Interest Period relates, then, in the case of the last Repayment Date of that Facility, that Interest Period shall end on that Repayment Date and, in the case of the other Repayment Dates, the relevant Facility shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date in respect of such Facility falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of that Facility having an Interest Period ascertained in accordance with this Clause 9.1.

(b)	If the Borrowers fail to specify an Interest Period in a Drawdown Request or Selection Notice in accordance with the terms of this Agreement, the relevant Interest Period will be one Month.

(c)	An Interest Period shall not extend beyond the Final Maturity Date for the relevant Facility to which it relates.

9.2           Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.           CHANGES TO THE CALCULATION OF INTEREST

10.1         Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2         Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever comparable source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon (London time) on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)
before noon in Hong Kong on the business day immediately following the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3         Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

(c)
For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4         Break Costs

(a)
The Borrowers shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.           FEES

11.1         Commitment fee

(a)
The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of 0.35% per annum on that Lender's Available Commitment under each Facility for the Availability Period.

(b)	The commitment fee shall accrue and be calculated from the date of this Agreement. The accrued commitment fee is payable on the first Drawdown Date and the last day of the Availability Period.

11.2         Arrangement fee

The Borrowers shall pay to the Lender an arrangement fee in the amount of $397,800 upon the earlier of the first Drawdown Date or 31 July 2008.

11.3          Annual agency fee

The Borrowers shall pay to the Agent (for its own account) a non-refundable annual agency fee in the amount of $10,000.

12.           TAX GROSS-UP AND INDEMNITIES

12.1         Definitions

(a)	In this Clause 12:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2         Tax gross-up

(a)
All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall, and the Borrowers shall ensure that Obligor will, make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrowers shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3         Tax indemnity

(a)
Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrowers shall, within 3 Business Days of demand by the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:

(i)
any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)
any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrowers thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4         Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)            a Tax Credit is attributable to that Tax Payment; and

(b)            that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

12.5         Stamp taxes

The Borrowers shall (a) pay and, (b) within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6         Indirect Tax

(a)
All consideration expressed to be payable under a Finance Document by any Obligor to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Obligor in connection with a Finance Document, that Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)
Where a Finance Document requires any Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

13.           INCREASED COSTS

13.1         Increased Costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within 3 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2         Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3          Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.           OTHER INDEMNITIES

14.1         Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrowers shall as an independent obligation, within 3 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the

First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2         Other indemnities

The Borrowers shall (or shall procure that an Obligor will), within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced, provided or approved by or on behalf of an Obligor being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated, financed or secured under the Finance Documents;

(d)
a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(e)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Facility (or part of a Facility) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

14.3          Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent acting reasonably as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.           MITIGATION BY THE LENDERS

15.1          Mitigation

(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2          Limitation of liability

(a)	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.           COSTS AND EXPENSES

16.1         Transaction expenses

The Borrowers shall within 3 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2         Amendment costs

If (a) an Obligor requests an amendment, waiver or consent under any Finance Document or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrowers shall, within 3 Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

16.3           Enforcement costs

The Borrowers shall, within 3 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or preservation of any rights under any Finance Document.

16.4           Agent expenses

The Borrowers shall, within 3 Business Days of demand, pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created under any Security Document.

17.             GUARANTEE AND INDEMNITY

17.1           Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all that Obligor's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it (or anything which would have been an obligation if not unenforceable, invalid or illegal) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2           Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharged in whole or in part.

17.3           Reinstatement

If any payment to or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is avoided or reduced for any reason including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that Security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4           Waiver of defences

The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor or any such other person;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or any Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or Security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any party.

17.5           Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6           Appropriations

Until all Liabilities have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.

17.7           Deferral of Guarantor's rights

Until all Liabilities have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of Security for any Obligor's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party,

17.8           Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.

18.             REPRESENTATIONS

Each of the Borrowers and the Guarantor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement (or, in the case of the Security Documents which are to be executed after the date of this Agreement, on the date of their execution and delivery).

18.1           Status

(a)	Each Obligor is a company or, as the case may be, a corporation, duly incorporated and validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries (if any) has the power to own its assets and carry on its business as it is being conducted.

(c)	Each Borrower is a wholly-owned Subsidiary of the Guarantor.

(d)	No Borrower has any Subsidiary.

18.2           Binding obligations

The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion accepted under Clause 4 (Conditions of Drawdown); and

(b)	in the case of any Security Document, the relevant Security Perfection Requirements.

18.3           Non-conflict with other obligations

The entry into and performance by each Obligor and each of the other parties to the Vessel Contracts of, and the transactions contemplated by, the Vessel Contracts and the Finance Documents do not and will not conflict with:

(a)           any law or regulation applicable to it;

(b)           its constitutional documents; or

(c)           any agreement or instrument binding upon it or any of its assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

18.4           Power and authority

Each Obligor and each of the other parties to the Vessel Contracts has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Vessel Contracts and the Finance Documents to which it is a party and the transactions contemplated by those documents and to create the Security expressed to be created by the Security Documents to which it is or will be a party.

18.5           Validity and admissibility in evidence

All Authorisations required or desirable:

(a)
to enable each Obligor and each of the other parties to the Vessel Contracts lawfully to enter into, exercise its rights and comply with its obligations in the Vessel Contracts and the Finance Documents to which it is a party;

(b)	to make the Vessel Contracts and the Finance Documents to which each such party is a party admissible in evidence in its jurisdiction of incorporation;

(c)	for each such party to carry on its business, and which are material; and

(d)	to enable each such party to create the Security to be created by it under any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect, subject in the case of any Security Document to the relevant Security Perfection Requirements.

18.6         Governing law and enforcement

(a)
The choice of English law as the governing law of the Vessel Contracts and the Finance Documents (other than the Mortgages, the Deeds of Covenants and the Charges over Accounts) will be recognised and enforced in the jurisdiction of incorporation of each Obligor and each of the other parties to the Vessel Contracts.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the jurisdiction of incorporation of each Obligor.

18.7         Deduction of Tax

It is not required under the law applicable where each Obligor is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8         No filing or stamp taxes

Under the law of the jurisdiction of incorporation of each Obligor and each of the other parties to the Vessel Contracts it is not necessary, subject to the relevant Security Perfection Requirements, that any of the Vessel Contracts or the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of the Vessel Contracts or the Finance Documents or the transactions contemplated by any of the Vessel Contracts or the Finance Documents.

18.9          No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Drawdown.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries (if any) or to which its (or any of its Subsidiaries' (if any)) assets are subject which might have a Material Adverse Effect.

18.10        No misleading information

(a)
All information provided by or on behalf of any member of the Group in relation to any Finance Document was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the information provided by or on behalf of any member of the Group being untrue or misleading in any material respect.

18.11           Pari passu ranking

(a)
Subject to the Security Perfection Requirements, each Security Document creates (or, once entered into and released from escrow, if any, will create) in favour of the Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)
Without limiting paragraph (a) above, the payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.12           No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any Environmental Claims) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any member of the Group.

18.13           Title

Each Obligor has good and marketable title to the Charged Assets subject to the Security created by it pursuant to any Security Document, free from all Security except Permitted Security Interests.

18.14           Authorised signatures

Any person specified as an authorised signatory of each Obligor under Schedule 3 (Conditions Precedent) is authorised to sign Drawdown Requests (in the case of the Borrowers only) and other notices on its behalf.

18.15           No immunity

No Obligor or any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

18.16           Vessel Contracts

(a)	Each Borrower has delivered to the Agent true and complete copies of all of the Vessel Contracts, and such documents constitute legal, valid, binding and enforceable obligations of the parties thereto. There are no material agreements (other than the Finance Documents) to which any Borrower is a party.

(b)
Other than the Vessel Contracts, no Borrower has entered into any charterparty, contract of affreightment, management agreement or other contract relating to the purchase, operation or use of any of the Vessels except as permitted under the Finance Documents.

18.17           Assets of the Borrowers

Save for the Vessels and any other assets and properties arising out of the Borrowers' ownership of the Vessels, no Borrower has other vessels or assets or property.

18.18           Place of business

No Obligor has established a place of business in England and the Guarantor has not established a place of business in Hong Kong.

18.19           Environmental Authorisations

All records, reports, returns, registrations and information necessary for compliance with any Environmental Law or any Environmental Authorisations have been made or given to the relevant competent authority in accordance with the requirements thereof.

18.20           Environmental provisions

All applicable Environmental Laws and Environmental Authorisations relating to the Vessels and their operation and management have been complied with in all material respects and no Environmental Claim has been made or threatened against any Obligor in connection with the Vessels and no Environmental Incident has occurred.

18.21           Security

No Security exists over any of the Charged Assets which would cause a breach of Clause 21.4 (Security).

18.22           No other Financial Indebtedness

No Borrower has incurred, nor entered into, any agreement relating to Financial Indebtedness in breach of Clause 21.12 (Borrowing of other Financial Indebtedness).

18.23   Tax compliance

Each Obligor has complied in all material respects with all Tax laws and regulations applicable to it and its business.

18.24           Disclosure of material facts

None of the Obligors is aware of any material facts or circumstances which have not been disclosed to the Lenders and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Finance Documents available to the Borrowers.

18.25           Repetition

The Repeating Representations are deemed to be made by each of the Borrowers and the Guarantor by reference to the facts and circumstances then existing on the date of each Drawdown Request and the first day of each Interest Period.

18.26           Additional representations

The representations and warranties contained in each Security Document will be true as at the date of execution and delivery of such Security Document by reference to the facts and circumstances then existing.

19.              INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any Liability is outstanding or any Commitment is in force.

19.1            Financial statements

The Borrowers shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	the audited consolidated financial statements of the Group for that financial year; and

(ii)	the audited financial statements of each Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of its financial year:

(i)	the consolidated financial statements of the Group for that financial half year ; and

(ii)	the financial statements of each Obligor for that financial half year.

19.2            Requirements as to financial statements

(a)
Each set of financial statements delivered by the Borrowers pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as giving a true and fair view of and representing its (or, as the case may be, the

Group's consolidated) financial condition and operations as at the date of and for the period in relation to which those financial statements were drawn up.

(b)
Each Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP and consistent financial reference periods unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP or financial reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP and financial reference periods upon which that Obligor's previous Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and that Obligor's previous Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the previous Financial Statements were prepared.

19.3         Information: miscellaneous

Each Borrower shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	all documents dispatched by that Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against that Borrower or which are current, threatened or pending against any other member of the Group or any other Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of each Obligor as any Finance Party (through the Agent) may reasonably request;

(d)	promptly, such further information regarding the Charged Assets as any Finance Party (through the Agent) may reasonably request;

(e)
promptly, any notice being received from any competent authority amending, terminating or suspending or threatening to amend, terminate or suspend any Authorisation where such action (or implementing the result thereof) constitutes a Material Adverse Effect; and

(f)	promptly, upon becoming aware of them, details of any circumstances which may lead to:

(i)	any Authorisation not being obtained or effected or not remaining in full force and effect (other than in accordance with its terms); or

(ii)	any Authorisation not being obtained, renewed or effected when required,

where failure to obtain and/or maintain the same constitutes a Material Adverse Effect.

19.4         Notification of Default

(a)	Each of the Borrowers and the Guarantor shall notify the Agent of any Default (and in each case, the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5         Environmental

Each of the Borrowers and the Guarantor shall promptly notify the Agent of:

(a)	any Environmental Claim;

(b)
any material inspections, investigations, studies, audits, tests, reviews and other analysis carried out by it or on its behalf (but excluding any routine inspection) in relation to any environmental matters; and

(c)
details of any material non-compliance by it with any applicable Environmental Law or applicable Environmental Authorisation or any suspension, revocation or modification of any Environmental Authorisation and shall set out the action it intends to take with respect to those matters, in relation to the Vessels.

19.6         "Know your customer" checks

(a)
Each of the Borrowers and the Guarantor shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any other Finance Party (including for any Finance Party on behalf of any prospective new Finance Party)) in order for the Agent, such Finance Party or any prospective new Finance Party to conduct any "know your customer" or other similar procedures under applicable laws and regulations.

(b)
Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for the Agent to conduct any "know your customer" or other similar procedures under applicable laws and regulations.

20.              FINANCIAL COVENANTS

20.1            Financial condition

The Guarantor shall ensure, by reference to the Group's consolidated financial statements referred to in Clause 19.1 (Financial Statements), (taking into account of any Swap Liabilities or any gains under any Swap Agreement):

(a)	Tangible Net Worth of the Guarantor shall not at any time be less than $150,000,000;

(b)
the maximum Funded Debt of the Group shall not exceed 600% of its EBITDA, provided always that funded debt used for the purchase of vessels of the Group within the immediately preceding quarter shall be excluded from the calculation of Funded Debt at the end of such quarter and the EBITDA contributions of such vessels shall also be excluded from the calculation of EBITDA for such quarter, but subject however that the first measurement of the Funded Debt of the Group to its EBITDA shall be based on the financial statements of the Group ended 31 December 2008 and that such exclusion shall not apply after 31 December 2010;

(c)	the Shareholders' funds of the Guarantor shall not at any time be less than 30% of the Group's total assets; and

(d)	the Group shall maintain at all times a minimum consolidated free cash and cash equivalent reserve of $10,000,000.

The financial condition as described in this Clause 20.1 shall be tested at the end of every calendar half year in accordance with Schedule 8 (Form of Compliance Certificate). The Guarantor shall deliver to the Agent the Compliance Certificate on each occasion when the financial condition is tested.

20.2           Financial definitions

                   In this Clause 20:

"Tangible Net Worth" means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Guarantor and the amount standing the credit of the consolidated reserves the Guarantor, including any amount credited to the share premium account.

but deducting:

(a)	any debit balance in the profit and loss account of the Guarantor;

(b)	(to the extent included) any amount shown in respect of goodwill or other intangible assets of the Guarantor;

(c)	(to the extent included) any provision for deferred taxation;

(d)	any amount in respect of any dividend or distribution declared, recommended or made by the Guarantor and to the extent such distribution is not provided for in the most recent financial statements,

and so that no amount shall be included or excluded more than once.

"EBIT" means, for any Relevant Period, the consolidated operating profits of the Group before taxation for that Relevant Period:

(a)	before deducting any finance charges;

(b)	before taking into account any items treated as exceptional or extraordinary items,

in each case, to the extent deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

"EBITDA" means, for any Relevant Period, EBIT for that Relevant Period before deducting any amount attributable to amortisation of goodwill or depreciation and amortisation of tangible assets.

"Funded Debt" means, at any time, the aggregate amount of all obligations of the Group for or in respect of the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of Financial Indebtedness (other than in respect of paragraph (g) of that definition for which the marked to market value shall be used).

"Relevant Period" means each period of 12 months ending on the last day of the Group's financial year and each period of 12 months (when available) ending on the last day of each quarter of the Group's financial year.

21.              GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any Liability is outstanding or any Commitment is in force.

21.1           Authorisations

(a)	Each Borrower shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation to enable each Obligor to perform its obligations under the Vessel Contracts and the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Obligor's jurisdiction of incorporation of the Vessel Contracts and any Finance Document to which that Obligor is subject.

(b)
Each of the Borrowers and the Guarantor shall, and shall ensure that each other Obligor will, ensure that all the Security Perfection Requirements have been or will be done or obtained (as the case may be) no later than the latest date permitted by applicable law and in any event by such date as the Agent may specify.

21.2           Compliance with laws

Each of the Borrowers and the Guarantor shall, and shall ensure that each other Obligor will, comply in all respects with all laws to which it may be subject.

21.3           Negative pledge

None of the Borrowers shall:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by that Borrower or any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into or permit to subsist any title retention arrangement;

(d)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(e)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.4            Security

None of the Borrowers or the Guarantor shall create or permit to subsist any Security over any of the Charged Assets other than Permitted Security Interests. The Guarantor shall not create or permit to subsist any Security over the shares of any Borrower or any interest in the shares of any Borrower.

21.5           Disposals

None of the Borrowers or the Guarantor shall, and the Guarantor shall ensure that no other Obligor will, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, transfer or otherwise dispose of any Charged Assets.

21.6           Merger

Except with the prior written consent of the Majority Lenders, none of the Borrowers or the Guarantor shall, and the Guarantor shall ensure that no other Obligor and no other member of the Group will, enter into any amalgamation, demerger, merger or corporate reconstruction.

21.7           Change of business

No Borrower shall carry on or engage in or be concerned with any business or activities except those of owner and operator of an ocean-going vessel and activities incidental thereto.

21.8            Insurance

Each of the Borrowers and the Guarantor shall, and shall ensure that each other Obligor and each other member of the Group will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or similar location and carrying on a similar business, and each Borrower shall insure the relevant Vessel in accordance with the terms of the relevant Deed of Covenants.

21.9           Taxes

Each of the Borrowers and the Guarantor shall, and shall ensure that each other Obligor and each other member of the Group will:

(a)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or otherwise is subject to Taxation; and

(b)
pay all Taxes shown to be due and payable on such returns or any assessments made against it, except to the extent these are contested in good faith and by appropriate means where such payment may be lawfully withheld and for which adequate reserves have been established by it taking into account the amount of Taxes payable.

21.10           Dividends

None of the Borrowers or the Guarantor may declare or pay any dividend or make any kind of income distribution except with prior notification of the Agent and then only out of their respective retained earnings and subject to there being no Default and satisfaction of all covenants relating to the Loan. Payment of any dividend under any other circumstances shall be subject to the written consent of the Agent.

21.11          Reduction of capital

None of the Borrowers or the Guarantor shall redeem, repay, purchase, cancel or otherwise return, acquire or reduce all or any class or part of its issued share or loan capital except the Guarantor, subject to the satisfaction of Clauses 20.1 (a) and (c), has a right to:

(a)	purchase shares which are re-issued under the share award plan provided that the purchased shares do not exceed 10% of the issued share capital; and

(b)	repurchase shares to be held in treasury or cancelled.

21.12          Borrowing of other Financial Indebtedness

No Borrower shall create, incur, assume, suffer to exist or in any manner become or remain liable for any Financial Indebtedness, other than:

(a)	Financial Indebtedness normally associated with the day to day operation of its respective Vessel, or otherwise in the normal course of business;

(b)	Financial Indebtedness under the Vessel Contracts to which it is a party and the Finance Documents; and

(c)
Financial Indebtedness, including all shareholders' advances, which by its terms is subordinate and subject in right of payment to the prior payment in full of the Financial Indebtedness under or pursuant to the Finance Documents, as provided in Clause 21.20 (Subordination) or as otherwise evidenced by a subordination deed in form and substance satisfactory to the Agent.

21.13          Loans and guarantees

No Borrower shall:

(a)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(b)
give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person, provided that the above does not apply to:

(i)	loans, guarantees, indemnities, bonds and letters of credit under or expressly permitted by the Finance Documents; and

(ii)
trade credit, guarantees, indemnities, bonds and letters of credit granted, given or issued by any Borrower on arm's length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness.

21.14           Acquisitions and investments

No Borrower shall:

(a)	invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person;

(b)
invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person; or

(c)	enter into any joint venture, consortium, partnership or similar arrangement with any person.

21.15           New material contracts

No Borrower shall enter into any new agreement, except for:

(a)
agreements that are reasonably required in the ordinary course of that Borrower's business, so long as the value of or the aggregate liabilities assumed by that Borrower under any one agreement does not exceed $250,000 (or its equivalent in any other currency or currencies) and the aggregate of or the aggregate liabilities assumed by that Borrower under such agreements in any year does not exceed $500,000 (or its equivalent in any other currency or currencies);

(b)	agreements otherwise permitted or required by the Vessel Contracts to which it is a party and the Finance Documents; or

(c)	agreements which will be fully performed prior to the Drawdown Date of the relevant Facility to finance that Borrower's Vessel.

21.16           Expenditure

No Borrower shall incur, or commit to, any expenditure except:

(a)	as expressly permitted by the Finance Documents;

(b)	with the consent of the Agent; or

(c)	in Emergency circumstances, and in accordance with the standards of a Reasonable and Prudent Operator, to avoid or mitigate the risk of injury or material damage.

21.17           Transfer or allotment of shares and change in control or management

None of the Borrowers shall permit any change in its legal or beneficial ownership or management at the date of this Agreement, or allot or issue any new shares, or grant or permit the granting of any option to acquire any of its issued or unissued shares or permit any change to be made in its directors or its overall control or management and the Guarantor shall not (except with the prior written consent of the Agent, such consent not to be unreasonably withheld or delayed) permit any change in its legal or beneficial ownership whereby a person who is not a shareholder of the Guarantor at the date of this Agreement acquires more than 30% of the issued share capital (or voting rights) in the Shareholder or otherwise gains control of the Guarantor and shall not permit any major change in its management.

21.18           Change of accounting period

Except with the prior written consent of the Majority Lenders and such consent shall not be unreasonably withheld or delayed, none of Borrowers or the Guarantor shall change its accounting periods or its auditors.

21.19            Swap Agreements

No Borrower shall assign, novate or in any other way transfer any of its rights or obligations under or pursuant to any Swap Agreement other than in favour of the Agent for and on behalf of the Lenders, or enter into any other interest rate exchange or hedging agreement without the prior written consent of the Agent.

21.20           Subordination

Pursuant to paragraph (c) of Clause 21.12 (Borrowing of other Financial Indebtedness), each of the Borrowers and the Guarantor acknowledge to and undertake with each other and with each Finance Party that, so long as any Liability is outstanding, all shareholder's advances (in this Clause 21.20, the "Subordinated Debts") from time to time made by the Guarantor to any Borrower:

(a)	are and shall be subordinated in all respects to all amounts owing and which may in future become owing by that Borrower under this Agreement and the Security Documents;

(b)	subject to the proviso set out below, shall not be repaid or be subject to payment of interest (although interest may accrue);

(c)	are and shall remain unsecured by any Security over the whole or any part of the assets of that Borrower; and

(d)	are not and shall not be capable of becoming subject to any right of set-off or counterclaim,

provided that, if no Default has occurred and is continuing, interest accrued on the Subordinated Debts may be paid out of surplus cashflow (subject to the terms of the Security Documents) at such rate as may be approved by the Agent.

21.21           Further assurance

Each of the Borrowers and the Guarantor shall promptly take such steps as the Agent may deem necessary or appropriate to maintain and protect the interests of the Finance Parties under the Finance Documents, including the execution of such additional documents as the Agent may reasonably require.

21.22           Charters

(a)
The Borrowers shall ensure that each Vessel shall be chartered to the relevant Charterer for a period of about 4 years from its respective Delivery Date at a charterhire rate of $25,000 per day (gross of 5% commission).

(b)
Without prejudice to Clause 21.22(a), the Borrowers shall ensure that each of the Vessels shall be on time charter each not less than 12 months' duration with such terms and conditions acceptable to the Lenders.

22.           VESSEL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any Liability is outstanding or any Commitment is in force.

22.1           Ownership

Each of the Borrowers and the Guarantor shall ensure that each Vessel will, on the relevant Delivery Date and thereafter, be:

(a)
in the absolute and unencumbered (except for Permitted Security Interests) ownership of the relevant Borrower and registered in the name of that Borrower subject only to the relevant Mortgage, which will be duly registered at the Hong Kong Shipping Registry;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed and insured in accordance with the provisions of the relevant Mortgage, the relevant Deed of Covenants and the relevant General Assignment;

(d)
subject to a Safety Management System in compliance with the ISM Code and in possession of a valid Safety Management Certificate thereunder, and that Vessel's manager is in possession of an appropriate and valid Document of Compliance (as such terms are defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation);

(e)	issued with an International Ship Security (ISS) Certificate pursuant to the ISPS Code; and

(f)	in possession of a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL.

22.2           No change in flag or registry

None of the Borrowers or the Guarantor shall, without the consent of the Agent which shall not be unreasonably withheld or delayed, permit any change in the flag or registry of any Vessel.

22.3           Information relating to the Vessels

Each of the Borrowers and the Guarantor shall supply to the Agent (in sufficient copies for all the Financial Parties, if the Agent so requests):

(a)
on the relevant Delivery Date and thereafter as often as the Agent may request, documentary evidence of registration of each Vessel in the name of the relevant Borrower under the laws and flag of Hong Kong;

(b)
promptly, all such information as the Agent shall from time to time require regarding each Vessel, her compliance with the ISM Code, the ISPS Code and MARPOL, her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts of her employment or otherwise howsoever concerning her;

(c)
promptly, copies of any notice of default, termination, material dispute or claim (including material claims in respect of the vessel performance warranties in any charterparty) made against any Borrower under any of the Vessel Contracts or affecting any Vessel together with details of any action it proposes to take in relation to the same;

(d)
a valuation report on each Vessel (at the expense of the relevant Borrower not more than twice a year) by an independent broker or valuer nominated by that Borrower and acceptable in all respects to the Agent provided that upon the occurrence of any Default, such valuation report shall not be limited to twice a year and may be requested at any time;

(e)
all such information as the Agent shall from time to time require regarding all insurances on or in respect of each Vessel and copies of all policies, cover notes and all other contracts of insurance which are from time to time taken out or entered into in respect of that Vessel or otherwise howsoever in connection with that Vessel so that the Agent is at all times able to determine whether that Vessel has been adequately insured as provided for in the relevant Deed of Covenants and the relevant General Assignment;

(f)
in the event of a Vessel trading to the United States of America, evidence that it has procured for that Vessel a Certificate of Financial Responsibility in  compliance with the requirements of U.S. law;

(g)	copies of each Vessel's operating accounts, such copies to be provided in any event not less than semi-annually; and

(h)	details of occurrence of any Emergency;

(i)	promptly, details of any proposed amendment or modification or any proposed waiver to be granted under any of the Vessel Contracts.

22.4           Transfer of registry

Each Borrower shall upon demand by the Agent, transfer the relevant Vessel from the Hong Kong registry (at the expense of that Borrower) to such other registry as the Agent and that Borrower may agree, or failing agreement, such registry as the Agent may nominate, and subject to new mortgages and other security documents in favour of the Agent, in such form as the Agent may require.

22.5           ISM Safety Management Certificate and Document of Compliance

Each of the Borrowers and the Guarantor shall promptly inform the Agent:

(a)
if there is any threatened or actual withdrawal of any Vessel's Safety Management Certificate, Document of Compliance, International Ship Security Certificate or International Air Pollution Prevention Certificate;

(b)
upon the issue to any Borrower or the Manager of a Document of Compliance and to any Vessel of a Safety Management Certificate, or the receipt by any Borrower or the Manager of notification that its application for the same has been refused;

(c)
of the occurrence of any major accident or major non-conformity involving or relating to any Vessel (as such terms are defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation).

22.6           Manager and Designated Person Ashore

No Borrower shall permit any company other than the Manager, or such other company as shall be approved in writing by the Agent to manage or service any Vessel or change the Designated Person Ashore (as defined in the Guidelines on application of the ISM Code issued by the International Chamber of Shipping and the International Shipping Federation) or the company responsible for compliance with the ISM Code.

22.7           Cancellation, termination, alteration and amendment of documents

No Borrower shall, without the prior written consent of the Agent, cancel, terminate, alter, amend or modify or cause or permit or suffer to be cancelled, terminated, amended or modified any of the Vessel Contracts or the insurances taken out on or in respect of any Vessel.

22.8         Asset coverage

(a)
If at any time following the Delivery Date of each Vessel, the aggregate market value of the Vessels (on the basis of a charter free sale on normal commercial terms between a willing buyer and a willing seller at arm's length for prompt delivery) as agreed between the Borrowers and the Agent or, failing agreement, as determined at annual intervals by an independent first class appraiser acceptable to or appointed by the Agent with or without physical inspection of the Vessels (at the expense of the Borrowers), together with the balances held in the Retention Accounts (as defined in the General Assignments) and any additional security provided pursuant to this Clause 22.8 is less than 125% of the total Liabilities outstanding, the Borrowers undertake to either (i) provide or procure the provision to the Agent of such additional security as the Agent may require to increase the total security value (in the sole and absolute opinion of the Agent (acting on instructions of the Majority Lenders)) or (ii) prepay so much of the total Liabilities outstanding as may be necessary to ensure that the total security value (in the sole and absolute opinion of the Agent (acting on instructions of the Majority Lenders)) exceeds 125% of the total Liabilities outstanding. The asset coverage ratio described in this Clause 22.8 shall be assessed on a quarterly basis.

(b)
For the purpose of this Clause 22.8, the market value of any additional security provided or to be provided to the Agent shall be determined by the Agent (acting on instructions of the Majority Lenders) in its sole and absolute discretion without any necessity for the Agent to assign any reason for its determination. In connection with any additional security provided in accordance with this Clause 22.8, the Agent shall be entitled to receive certified copies of such documents of the kind referred to in Schedule 3 (Conditions Precedent) and such favourable legal opinions as the Agent shall in its absolute discretion require.

22.9         Compliance with laws and regulations

Each Borrower shall ensure that following the Delivery Date of the Vessel to which it is the owner (save where otherwise permitted by the Finance Documents) the relevant Vessel shall be in compliance with all laws and regulations (including all Environmental Laws and Environmental Authorisations), all licences, consents and authorisations necessary to permit the proper and lawful operation of that Vessel in any relevant jurisdiction (other than breaches of a non-material or technical nature) and ensure that each such licence, consent and authorisation has been validly obtained.

23.           EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 23 (other than Clause 23.21 (Acceleration)) is an Event of Default.

23.1          Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 2 Business Days of its due date.

23.2         Other obligations

(a)	An Obligor does not comply with any provision of the Vessel Contracts and/or the Finance Documents (other than those referred to in Clause 23.1 (Non-payment)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the Agent giving notice to the Borrowers or any Borrower becoming aware of the failure to comply.

23.3         Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Vessel Contracts and/or the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with the Vessel Contracts and/or any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.4         Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 23.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $50,000 (or its equivalent in any other currency or currencies) in relation to the Guarantor or any other member of the Group (other than the Borrowers).

23.5          Modification, revocation, termination and expiry of Authorisation, etc.

Any Authorisation required by any Obligor or any other party (other than any of the Finance Parties) to authorise, or required by any Obligor or any other party (other than any of the Finance Parties) in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Vessel Contracts and/or any of the Finance Documents or the performance by any Obligor or any other party (other than any of the Finance Parties) of its obligations under any of such documents is modified in a manner unacceptable to the Lenders or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect or any Obligor or any other party (other than any of the Finance Parties) defaults in the observance of any of the conditions or restrictions.

23.6          Insolvency

(a)
An Obligor is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities but exclusive of any shareholders' loan).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

23.7           Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, assignment or arrangement with any creditor of any Obligor;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

23.8         Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor and is not discharged within 14 days.

23.9         Cessation of business

An Obligor suspends or ceases or threatens to suspend or cease to carry on its business.

23.10           Failure to pay final judgment

Any Borrower fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment or if no period is specified within 7 days of such final judgment being issued.

23.11           Ownership

Any Borrower ceases to be a wholly-owned Subsidiary of the Guarantor.

23.12           Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under any of the Vessel Contracts or the Finance Documents.

23.13           Repudiation

An Obligor repudiates any of the Vessel Contracts or any Finance Document or evinces an intention to repudiate any of the Vessel Contracts or any Finance Document.

23.14           Security

Any Security Document is not in full force and effect or does not create in favour of the Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

23.15           Material adverse change

To the extent not covered by any other provision of this Clause 23, any material adverse change occurs in relation to any Obligor which has or, in the opinion of the Majority Lenders, is likely to have a Material Adverse Effect.

23.16           Breach, termination or cancellation of the Vessel Contracts

Any of the Vessel Contracts is breached in any material respect, terminated or cancelled by any party thereto (other than termination of the Vessel A Charter or the Vessel B Charter by effluxion of time in accordance with its terms) or any Vessel is rejected or withdrawn under the relevant Contract or the relevant Charter for any reason whatsoever and, in respect of any such breach, termination or cancellation which in the reasonable opinion of the Agent is capable of remedy, such action as the Agent may reasonably require shall not have been taken within 30 days of the Agent notifying the relevant Borrower of such default and of such required action.

23.17           Compliance with laws

Any Borrower or any charterer, manager or operator fails to comply with any national and international conventions, laws, and the rules and regulations thereunder applicable to it, including without limitation, the International Convention on Civil Liability for Oil Pollution Damage, the United States Oil Pollution Act of 1990 (including, without limitation, the manning requirements and the requirements relating to the establishment of financial responsibility), the United States Comprehensive Environmental Responses, Compensation, and Liability Act and international conventions, laws, rules and regulations relating to environmental matters, including discharges of Pollutants, if such failure could reasonably be expected to have a Material Adverse Effect and in respect of any such non-compliance which in the opinion of the Agent is capable of remedy such action as the Agent may reasonably require shall not have been taken within 14 days of the Agent notifying that Borrower of such required action and such incident has not been remedied within 14 days from such notification.

23.18           Compliance with environmental matters

Any Borrower, the Manager or any charterer is involved in any incident which gives rise to any Environmental Claim and such incident could reasonably be expected to have a Material Adverse Effect and in respect of any such noncompliance which in the opinion of the Agent is capable of remedy such action as the Agent may reasonably require shall not have been taken within 14 days of the Agent notifying that Borrower of such required action and such incident has not been remedied within 14 days from such notification.

23.19           Compliance with ISM Code and ISPS Code

Any Borrower or the Manager fails or omits to comply with the requirements of the ISM Code and the ISPS Code and/or fails to obtain and maintain a Document of Compliance thereunder and a Safety Management Certificate in respect of any Vessel.

23.20           Compliance with insurance requirements

Any Borrower or the Manager fails or omits to comply with any requirements of any Vessel's insurance companies and/or underwriters and/or protection and indemnity association to the effect that any cover is or may be liable to cancellation or exclusion at any time.

23.21           Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders and, if appropriate, the Swap Bank, by notice to the Borrowers:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

24.              CHANGES TO THE LENDERS

24.1           Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (an "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "New Lender").

24.2            Conditions of assignment or transfer

(a)
The consent of the Borrowers shall be required for a transfer by an Existing Lender of any of its obligations under the Finance Documents in respect of its Available Commitment unless the transfer is to another Lender or an Affiliate of a Lender.

(b)
The consent of the Borrowers to a transfer must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given their consent 5 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrowers within that time.

(c)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
notification that such assignment is effective by the Agent to the Existing Lender and the New Lender, provided that the Agent shall not give such notification unless the Agent is satisfied that it has completed all "know your customer" and other similar procedures relating to any person that each of them is required to carry out (or deems desirable) in relation to such assignment to a New Lender. The Agent shall promptly notify the Agent upon its being so satisfied.

(d)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3           Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee to be determined by the Agent at its sole discretion.

24.4           Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any Liability is or may be outstanding or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5         Procedure for transfer

(a)
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) and paragraph (b) below, a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate for itself and on behalf of each other Finance Party and each of the Borrowers and the Guarantor.

(b)
The Agent shall not execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless the Agent is satisfied that it has completed all "know your customer" and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; and

(iii)
the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement.

(d)	If an Existing Lender assigns any of its rights or transfers by novation any of its rights and obligations as provided in Clause 24.1 (Assignments and transfers by the

Lenders), each of the Borrowers and the Guarantor undertakes, immediately on being requested to do so by the Existing Lender, to enter and procure that each other Obligor enters into such documents as may be necessary or desirable to transfer to the New Lender all or the relevant part of the Existing Lender's interest in the Finance Documents, failing which the Existing Lender is authorised by each of the Obligors to execute on its behalf any of such documents. All relevant references in this Agreement to a Lender shall thereafter be construed as a reference to the Existing Lender and/or the New Lender to the extent of their respective interests and, in the case of a transfer of all or part of the Existing Lender's obligations, the Borrowers and the Guarantor shall thereafter look only to the New Lender in respect of that proportion of the Existing Lender's obligations under this Agreement as corresponds to the obligations assumed by such New Lender.

24.6            Authorisation of Agent

The Borrowers, the Guarantor and each other Finance Party authorise the Agent to sign each Transfer Certificate on their respective behalves without any further consent or consultation except, in the case of the Borrowers, for consent required under paragraph (a) of Clause 24.2 (Conditions of assignment or transfer).

24.7            Disclosure of information

Any Lender may disclose on a confidential basis to:

(a)	any of its Affiliates;

(b)           its head office and any other branch;

(c)           any other Finance Party;

(d)	any person to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(e)
any person with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(f)
any debt collection agency, credit reference agency, contractor or other third party service provider which provides services of any kind to that Lender in connection with the operation of its business; or

(g)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate.

25               CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.           ROLE OF THE AGENT

26.1         Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party appoints the Agent to act as its security trustee under and in connection with the Finance Documents, and authorises the Agent to execute on its behalf each of the Security Documents (other than any Swap Agreements).

(c)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2         Duties of the Agent

(a)
The Agent shall, as soon as reasonably practicable, forward to a Finance Party or an Obligor the original or a copy of any document which is delivered to the Agent for that Finance Party or Obligor by any other Finance Party or Obligor.

(b)
Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Finance Party or Obligor.

(c)
If the Agent receives notice from a Finance Party or an Obligor referring to a Finance Document, describing a Default and stating that the circumstance described is a Default, it shall, as soon as reasonably practicable, notify the Finance Parties.

(d)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Lender or the Swap Bank under a Finance Document, it shall, as soon as reasonably practicable, notify the other Finance Parties.

(e)
The duties of the Agent under the Finance Documents are solely mechanical and administrative in nature. The Agent shall not have any other duties save as expressly provided for in the Finance Documents.

26.3         No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent (except as expressly provided in Schedule 7 (Security Trust Provisions)) as a trustee or fiduciary of any other person.

(b)
The Agent (except as expressly provided in Schedule 7 (Security Trust Provisions) or in any Security Document) shall not be bound to account to any Lender or the Swap Bank for any sum or the profit element of any sum received by it for its own account.

26.4           Business with the Obligors and the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor and any other member of the Group.

26.5           Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)
any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent or, as the case may be, security trustee for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Finance Party or any Obligor has not been exercised; and

(iii)	any notice or request made by the Borrowers (other than a Drawdown Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

26.6            Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders or, if appropriate the Swap Bank (or, if so instructed by the Majority Lenders or, if appropriate the Swap Bank, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders or, if appropriate the Swap Bank.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders or, if appropriate the Swap Bank will be binding on all the Finance Parties.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or the Swap Bank) or under paragraph (d) below until it has received such Security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders or the Swap Bank) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders and the Swap Bank.

(e)	The Swap Bank shall have no voting rights so long as any obligation is owing to the Lenders under the Finance Documents.

26.7         Responsibility for documentation

The Agent:

(a)
is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)
is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.8         Exclusion of liability

(a)
Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it, or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26.8.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent to conduct any "know your customer" or other procedures in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by the Agent.

26.9           Lenders' and Swap Bank's indemnity to the Agent

Each Lender and the Swap Bank (after termination of the Swap Agreements and in respect of the unpaid termination payment thereunder only) shall (on a pro rata basis) indemnify the Agent (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero), within 3 Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.10          Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrowers.

(b)
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders and the Swap Bank (after consultation with the Borrowers) may appoint a successor Agent.

(c)
If the Majority Lenders and the Swap Bank have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrowers) may appoint a successor Agent (acting through an office in Hong Kong).

(d)
The retiring Agent shall assign or transfer all of its rights and benefits under the Security Documents to its successor and shall make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor and assignment or transfer by the retiring Agent of its rights and benefits under the Security Documents to its successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrowers, the Majority Lenders and the Swap Bank may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.11       Confidentiality

(a)
The Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its respective agency or security trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12       Relationship with the Lenders

Subject to Clause 29.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13       Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders and the Swap Bank confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and each other member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender or the Swap Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.14           Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender or any bank approved by the Majority Lenders to replace that Reference Bank.

26.15           Security Trust Provisions

The provisions of Schedule 7 (Security Trust Provisions) shall bind all the Finance Parties and the Obligors.

26.16            Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17           Agent's Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 26.9 (Lenders' and Swap Bank's indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to it under Clause 11 (Fees).

27.            CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

28.             SHARING AMONG THE FINANCE PARTIES

28.1           Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2           Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3           Recovering Finance Party's rights

(a)
On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4            Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5         Exceptions

(a)
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.           PAYMENT MECHANICS

29.1         Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

29.2         Distributions by the Agent

(a)
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as reasonably practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in  the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days' notice with a bank in the principal financial centre of the country of that currency.

(b)
The Agent shall distribute payments received by it in relation to all or any part of a Loan and any Swap Liabilities to the Lender and the Swap Bank indicated in the records of the Agent as being so entitled on that date, provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 24 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

29.3           Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4           Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent calculated by it to reflect its cost of funds.

29.5           Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any interest, accrued fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any amounts payable by the Borrowers under any Swap Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made, or directed to be applied in some other manner, by an Obligor.

29.6           No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7           Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)
During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8           Currency of account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

29.9           Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent and the Swap Bank (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent and the Swap Bank (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

30.             SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.             NOTICES

31.1           Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or (under Clause 31.5 (Electronic communication)) email.

31.2           Addresses

The address, fax number and (if applicable) email address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of each of the Borrowers and the Guarantor, those identified with its name at the end of this Agreement;

(b)
in the case of any other Obligor and each Lender (other than the Original Lenders), those notified in writing to the Agent on or prior to the date on which it becomes a party to a Finance Document; and

(c)	in the case of each of the Agent, the Original Lenders and the Swap Bank, those identified with its name at the end of this Agreement,

or any substitute address, fax number, email address or department or officer as the relevant party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than 5 Business Days' notice.

31.3           Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of email, if it complies with the rules under Clause 31.5 (Electronic communication);

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)
Notwithstanding paragraph (a) above, any communication or document to be made or delivered to the Agent or the Swap Bank will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause 31.3 will be deemed to have been made or delivered to each of the Obligors.

31.4           Notification of address, fax number and email address

Promptly upon receipt of notification of an address, fax number and email address or change of address, fax number or email address pursuant to Clause 31.2 (Addresses) or changing its own address, fax number or email address, the Agent shall notify all the other relevant parties.

31.5           Electronic communication

(a)
Any communication to be made between one Finance Party and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if such Finance Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between one Finance Party and another Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party (other than the Agent) to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)
Each Finance Party shall notify any other affected Finance Parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until the relevant Finance Party has notified the other affected Finance Parties that the failure has been remedied, all notices between those Finance Parties shall be sent by fax or letter in accordance with this Clause 31.

31.6             English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.              CALCULATIONS AND CERTIFICATES

32.1            Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2             Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3           Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

33.               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.              AMENDMENTS AND WAIVERS

35.1             Required consents

(a)
Subject to Clause 35.2 (Exceptions) any term of a Finance Document may be amended or waived only with the consent of the Majority Lenders and the Borrowers (on behalf of themselves and each of the other Obligors) and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.2             Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to any Obligor;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35; or

(viii)	the release of any Security created under any Security Document or of any Charged Assets (except as provided in the Security Documents),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

36.               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.               SWAP AGREEMENTS

37.1             Swap Bank undertakings

The Swap Bank undertakes and agrees with each of the other Finance Parties that it will not, at any time during the period from the date of this Agreement to the date on which all Liabilities have been irrevocably paid in full, except with the prior written consent of the Agent:

(a)
exercise any right to terminate or close out (in whole or in part) its Swap Agreement prior to its stated maturity (whether by reason of the relevant Borrower(s) defaulting thereunder or otherwise) unless:

(i)	such Borrower(s) have defaulted on a payment due under such Swap Agreement and such default is continuing 30 Business Days after the Swap Bank has given notice thereof to the Agent; or

(ii)	the Agent has given a notice of acceleration under Clause 23.21 (Acceleration);

(iii)	it becomes unlawful for the Swap Bank to give effect to any of its obligations as contemplated by such Swap Agreement; or

(iv)	the Agent has required it to do so pursuant to Clause 37.4 (Compulsory Termination);

(b)	receive or permit to exist any Security securing all or any part of the Swap Liabilities (other than pursuant to the Security Documents);

(c)	receive any guarantee or other assurance against financial loss for, or in relation to, the Swap Liabilities (other than under the Security Documents);

(d)	demand or receive payment, prepayment or repayment of, or any distribution in respect of (or on account of) any of the Swap Liabilities in cash or in kind or apply any money or property in or towards discharge of the Swap Liabilities to the Swap Bank except:

(i)	for scheduled payments arising under the terms of the Swap Agreements; or

(ii)
on termination or closing out (in whole or in part) of a Swap Transaction in accordance with Clause 37.3 (Early termination), paragraph (a) of Clause 37.1 (Swap Bank undertakings) or Clause 37.4 (Compulsory termination);

(e)	exercise any set-off in respect of amounts payable to the relevant Borrower(s) against the Swap Liabilities except if and to the extent that they are permitted to be paid under paragraph (c) above;

(f)	enforce, or require the Agent to enforce, any Security created under the Security Documents;

(g)
sue for, or institute any creditor's process (including garnishment, execution or levy, whether before or after judgment) against the relevant Borrower(s) in respect of any obligation (whether or not for the payment of money) owing to it under or in respect of any Security Document;

(h)
take any step (including petition, application, notice of meeting or proposal to creditors) for the winding up or administration of, or any insolvency proceeding, voluntary arrangements or scheme of arrangement in relation to, the relevant Borrower(s);

(i)	apply for any order for an injunction or specific performance in respect of the relevant Borrower(s) in relation to any Security Document;

(j)	transfer any of the Swap Liabilities to any person unless such person is a bank unanimously approved by the Lenders; or

(k)
designate an Early Termination Date (as defined in each Swap Agreement), exercise any right to terminate or close out any transaction under a Swap Transaction prior to its stated maturity except as provided in this Clause 37.1, provided that the Swap Bank may take the actions set out in paragraphs (f) to (i) above if:

(i)	the Lenders have enforced their Security; or

(ii)	the Lenders have accelerated and are suing for the Loans; or

(iii)	a payment default has occurred under a Swap Transaction and such default has not been cured within 30 Business Days after notice of such default being given to the Agent; or

(iv)
the Agent gives written notice to the Swap Bank that the Finance Parties do not intend to take action against the relevant Borrower(s) and the Finance Parties permit the Swap Bank to take action against such Borrower(s) and, at that time, the Swap Bank is otherwise entitled to do so pursuant to the terms of the Security Documents.

If the Lenders have not instructed the Agent to enforce the Security in the circumstances set out in paragraphs (i), (ii) or (iii) above, the Swap Bank may instruct the Agent to enforce the Security. The Borrowers shall have no rights against the Swap Bank in respect of any of the undertakings given by the Swap Bank to the other Finance Parties or any of them.

37.2           Borrowers' and Guarantor's undertakings

The Borrowers and the Guarantor undertake and agree with each of the Finance Parties that none of them will, at any time during the period from the date of this Agreement to the date on which all Liabilities have been irrevocably paid in full, except with the prior written consent of the Agent:

(a)	terminate or close out any transaction under a Swap Transaction prior to its stated maturity other than in the circumstances set out in this Clause 37.2;

(b)	exercise any set-off against any of the liabilities to the Swap Bank except in accordance with the terms of the relevant Swap Agreement or as permitted by this Clause 37.2;

(c)	create or permit to subsist any Security over any of its assets for any Swap Liabilities to the Swap Bank except pursuant to the Security Documents; or

(d)	in the case of the Borrowers enter into any Swap Transaction with any other counterparty.

37.3           Early termination

If at any time the whole or any part of a Facility is repaid or prepaid pursuant to Clauses 6 (Repayment), 7 (Prepayment and Cancellation) and 22.8 (Asset coverage) and as a result thereof, at any time the aggregate of the Notional Amounts of the Swap Transactions (the "Aggregate Notional Amount") for any period exceeds the maximum aggregate principal amount that would be outstanding in respect of such Facility (the "Maximum Debt") then the Agent may by written notice to the Borrowers and/or the Guarantor and the Swap Bank require the Borrowers and the Swap Bank as soon as reasonably practicable (but in any event not later than 60 days thereafter) to terminate (in whole or in part) one or more of the Swap Transactions under the Swap Agreements such that, after all such terminations under the Swap Agreements, the Aggregate Notional Amounts for any period will not exceed the Maximum Debt.

37.4           Compulsory termination

Following an acceleration of any amounts outstanding under this Agreement or any exercise of any enforcement rights under the Security Documents, the Agent shall be entitled, by notice to the Swap Bank, to require the Swap Bank to terminate any Swap Transaction specified in the notice and to close out the same as soon as it is possible after the notice is given. If there is a net amount payable to any Borrower under such Swap Transaction, upon such termination and close out, the Swap Bank shall hold that net amount on trust for the Agent and forthwith pay that net amount to the Agent in the manner required by the Agent for application in accordance with Clause 29.5 (Partial payments).

38.               GOVERNING LAW

This Agreement is governed by English law.

39.               ENFORCEMENT

39.1             Jurisdiction of Hong Kong courts

(a)
Subject to paragraph (c) below, the courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2             Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(a)	irrevocably appoints Borrower A as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE BORROWERS AND THE VESSELS

Name of Borrowers	Place of incorporation	Vessels

Borrower A: Maritime Grace Shipping Limited	British Virgin Islands
Vessel A: 29,987 dwt bulk carrier "Clipper Treasure" which on delivery under the relevant Contract will be renamed "Clipper Grace" and  registered in the ownership of Borrower A under the laws and flag of Hong Kong

Borrower B: Maritime Glory Shipping Limited	British Virgin Islands
Vessel B: 29,982 dwt bulk carrier "Clipper Transporter" which on delivery under the relevant Contract will be renamed "Clipper Glory" and registered in the ownership of  Borrower B under the laws and flag of Hong Kong

SCHEDULE 2
THE ORIGINAL LENDERS AND THEIR COMMITMENTS

	Commitment
Name of Original Lender	Tranche A Facility	Tranche B Facility
The Hongkong and Shanghai Banking Corporation Limited	$33,312,500	$32,987,500

SCHEDULE 3
CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Drawdown

1.              Obligors

(a)    A copy of the constitutional documents of each Obligor.

(b)    A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Drawdown Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)
in the case of the Guarantor or any other Obligor providing third party Security, resolving that it is in its best interests to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A copy of a resolution signed by all the holders of the issued shares in the Guarantor and each other Obligor providing third party Security, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(e)
A certificate of a director of each Obligor confirming that borrowing, guaranteeing or granting of Security to secure, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, granting of Security or similar limit binding on it to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.             Security

Confirmation from the Agent that it has received each Security Document other than the Mortgages, the Deeds of Covenants and the General Assignments, duly executed by the Obligors to it, together with all ancillary documents to be delivered pursuant thereto.

3.             Legal opinions

(a)	A legal opinion in relation to English and Hong Kong law from legal advisers to the Agent, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)
A legal opinion from legal advisers to the Agent in the British Virgin Islands, Bermuda and any other relevant jurisdiction as determined by the Agent, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.             Other documents and evidence

(a)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Drawdown Date of the relevant Facility.

(c)	A copy, certified as a true copy by an officer of the relevant Borrower, of each of the relevant Contract and the Vessel A Charter and the Vessel B Charter.

(d)	Evidence that arrangements are in place for payment of the balance of the relevant Contract Price from funds of the relevant Borrower.

(e)	Evidence that a minimum balance of $100,000 has been credited as a liquidity reserve to the Earnings Account (as defined in each General Assignment) in respect of each Vessel.

(f)	A copy, certified as a true copy by an officer of the relevant Borrower, of the relevant Management Agreement, and a copy of the Manager's Document of Compliance under the ISM Code.

(g)
Copies, certified as true copies by an officer of the relevant Borrower, of all documents which the Agent may reasonably require evidencing that all Authorisations with respect to or in connection with the registration of the relevant Vessel under the laws and flag of Hong Kong have been taken or obtained.

Part II

Conditions Precedent on Delivery

1.           Vessel requirements

Evidence that the relevant Vessel:

(i)	has been delivered to and accepted by the relevant Borrower under the relevant Contract;

(ii)	has been delivered to and accepted by the Vessel A Charterer or the Vessel B Charterer (as the case may require) under the Vessel A Charter or the Vessel B Charter;

(iii)	is registered in the name of the relevant Borrower under the laws and flag of Hong Kong free of Security other than Permitted Security Interests;

(iv)	is classed in accordance with the provisions of the relevant Deed of Covenants and the relevant General Assignment;

(v)
is insured in accordance with the provisions of the relevant Deed of Covenants and the relevant General Assignment, and all requirements of the relevant Mortgage, the relevant Deed of Covenants and the relevant General Assignment in respect of such insurance have been complied with;

(vi)	is in possession of a valid Safety Management Certificate under the ISM Code; and

(vii)
is in possession of a valid International Ship Security (ISS) Certificate and a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL.

2.           Security documents

The relevant Mortgage, the relevant Deed of Covenants and the relevant General Assignment and all ancillary documents to be delivered pursuant thereto, each duly executed by the relevant Borrower.

3.           Registration of Mortgage

Evidence that the relevant Mortgage has been registered against the relevant Vessel at the Hong Kong Shipping Registry.

4.           Taxes

Evidence that all registration and all annual and other Taxes, fees, duties and charges payable to the Hong Kong government agencies, authorities and departments with respect to the relevant Vessel have been fully paid.

5.           Insurance

A satisfactory opinion from the insurance consultants approved by the Agent on the insurances effected or to be effected on the Vessel pursuant to the relevant Deed of Covenants and the relevant General Assignment.

6.           Valuation report

At the expense of the Borrowers, a valuation report of each Vessel by independent brokers and valuers acceptable in all respects to the Agent confirming that the aggregate market value of the Vessels exceeds the asset coverage ratio in accordance with Clause 22.8 (Asset coverage).

7.	Legal opinions

Such legal opinions as the Agent may require.

SCHEDULE 4
REQUESTS

Part I
Drawdown Request

From:	Maritime Grace Shipping Limited and
Maritime Glory Shipping Limited as Borrowers

To:	The Hongkong and Shanghai Banking Corporation Limited as Agent

Dated:

Dear Sirs

US$66,300,000 Facility Agreement
dated [                   ] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Drawdown Request. Terms defined in the Facility Agreement shall have the same meaning in this Drawdown Request.

2.	We wish to borrow the Loan under the Tranche A / B Facility on the following terms:

Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	$[ ]

[First] Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.3 (Further conditions precedent) is satisfied on the date of this Drawdown Request.

4.	The proceeds of this Loan should be credited to [ ].

5.	This Drawdown Request is irrevocable.

Yours faithfully

-----------------------------------------
authorised signatory for
Maritime Grace Shipping Limited

-----------------------------------------
authorised signatory for
Maritime Glory Shipping Limited

Part II
Selection Notice

From:	Maritime Grace Shipping Limited and
Maritime Glory Shipping Limited as Borrowers

To:	The Hongkong and Shanghai Banking Corporation Limited
as Agent

Dated:

Dear Sirs,

US$66,300,000 Facility Agreement
dated [              ] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement shall have the same meaning in this Selection Notice.

2.	We refer to the Vessel [A/B] Loan with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

-----------------------------------------
authorised signatory for
Maritime Grace Shipping Limited

-----------------------------------------
authorised signatory for
Maritime Glory Shipping Limited

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

To:    The Hongkong and Shanghai Banking Corporation Limited as Agent

Dated:

US$66,300,000 Facility Agreement
dated [                 ] (the "Facility Agreement")

1. We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraphs (a) and (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

Transfer Details:
Nature: [insert description of Facility(ies) transferred]

Final Maturity:	[________]
Participation Transferred
Commitment Transferred
Drawn Amount:	[________]
Undrawn Amount:	[________]
Administration Details:
New Lender's Receiving Account:	[________]
Process Agent:	[________]
Address:	[________]
Telephone:	[________]
Facsimile:	[________]
Email:	[________]
Attn/Ref:	[________]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [________].

The Hongkong and Shanghai Banking Corporation Limited for itself and on behalf of each other Finance Party, the Borrowers and the Guarantor.

By:

SCHEDULE 6
SECURITY DOCUMENTS

In relation to each Vessel/Borrower:

The deed of charge over accounts executed or to be executed by the relevant Borrower in favour of the Agent, being in such form as the Agent and that Borrower may agree (the "Charge over Account").

The deed of charge of shares of the relevant Borrower executed or to be executed by the Shareholder of the relevant Borrower in favour of the Agent, being in such form as the Agent and that Borrower may agree (the "Deed of Charge").

The deed of covenants collateral to the relevant Mortgage executed or to be executed by the relevant Borrower and the Agent, being in such form as the Agent and that Borrower may agree (the "Deed of Covenants").

The first assignment of the insurances, requisition compensation and earnings of the relevant Vessel and any charterparties in excess of 12 months executed or to be executed by the relevant Borrower and the Agent being in such form as the Agent and that Borrower may agree (the "General Assignment").

The first priority Hong Kong ship mortgage of the relevant Vessel executed or to be executed by the relevant Borrower in favour of the Agent, in such form as the Agent and that Borrower may agree (the "Mortgage").

Any subordination deed required by Clause 21.12 (Borrowing of other Financial Indebtedness) (the "Subordination Deed").

SCHEDULE 7
SECURITY TRUST PROVISIONS

1.              Definitions

In this Schedule:

"Security Property" means all right, title and interest in, to and under any Security Document, including:

(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Documents; and

(c)	all sums received or recovered by the Agent pursuant to any Security Document and any assets representing the same.

2.                  Declaration of trust

The Agent and each other Finance Party agree that the Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.         Defects in Security

The Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.              No enquiry

The Agent may accept without enquiry, requisition, objection or investigation such title as an Obligor may have to any Charged Assets.

5.              Retention of documents

The Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing an Obligor to retain them).

6.              Indemnity out of Security Property

The Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security

Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.        Basis of distribution

To enable it to make any distribution, the Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)            any sums due or owing to any Finance Party as at that date; and

(b)            such other matters as it thinks fit.

8.        All actions through the Agent

None of the Lenders shall have an independent power to enforce its rights under any Security Document or to exercise any right, power or discretion or to grant any consent or release under any Security Document or otherwise have direct recourse to the Security constituted by any Security Document except through the Agent.

9.         Rights of the Agent

The Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

10.        No duty to collect payments

The Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)
to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

11.        Perpetuity Period

The perpetuity period for the trusts created by the Finance Documents shall be 80 years from the date of this Agreement.

12.        Appropriation

(a)
Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Agent in or towards payment of any particular part of the Liabilities and agrees that the Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

13.             Investments

All money received or held by the Agent pursuant to the trusts in the Finance Documents may, in the name of, or under the control of, the Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

14.    Suspense Account

The Agent may:

(a)	hold in a suspense account any money received by it from any Obligor with a view to preserving its rights to prove for the whole of the Liabilities; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 13 above.

15.    Timing of Distributions

Distributions by the Agent shall be made as and when determined by it.

16.     Delegation

(a)     The Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any teens (including power to sub-delegate) all or any of its functions; and

(iii)
with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee with those rights and obligations vested in the Agent by this Agreement or any Security Document.

(b)     The Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee.

17.    Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

18.            Lenders

The Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

From: Maritime Capital Shipping Limited, as Guarantor

To:          The Hongkong and Shanghai Banking Corporation Limited, as Agent

Dated:

Dear Sirs

US$66,300,000 Facility Agreement
dated [                         ] 2008 (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.     We confirm that:

(a)	Tangible Net Worth of the Guarantor as at the date of this Compliance Certificate is US$[ ] as computed in accordance with Appendix I hereto;

(b)	the maximum Funded Debt of the Group as at the date of this Compliance Certificate is [ ]% of EBITDA as computed in accordance with Appendix II hereto; and

(c)	the Shareholders' funds of the Guarantor represent as at the date of this Compliance Certificate [ ] % of the Group's Total Assets as computed in accordance with Appendix III hereto;

(d)	the Group holds a minimum consolidated free cash and cash equivalent reserve of US$[ ], as shown by the statements attached as Appendix IV hereto.

3.     We confirm that no Default is continuing.

Signed:
       ----------------------------                                                             ---------------------------------
Name:                                                                      Name:
Title: Director                                                                 Title: Director

If so requested by the Agent:

[We, [   ], auditors for the Group hereby certify that we have checked the computations referred to in the foregoing Compliance Certificate and verify the figures stated above.

--------------------------------
For and on behalf of
[name of auditors of the Guarantor]]

Executed by the parties

The Borrowers

For and on behalf of	)
MARITIME GRACE SHIPPING	)
LIMITED by	)	/s/ Mark Harris
	)	Mark Harris
Director
Witnessed/Verified by

/s/ Tshun Meei Wong
Name: Tshun Meei Wong
Title: Director

Address: 9/F, 4-6 On Lan Street, Central, Hong Kong

Fax: (852) 2522 5090
Attn: Tshun Meei Wong

For and on behalf of	)
MARITIME GLORY SHIPPING	)
LIMITED by	)	/s/ Mark Harris
	)	Mark Harris
Director
Witnessed/Verified by

/s/ Tshun Meei Wong
Name: Tshun Meei Wong
Title: Director

Address: 9/F, 4-6 On Lan Street, Central, Hong Kong

Fax: (852) 2522 5090
Attn: Tshun Meei Wong

The Guarantor

SEALED with the COMMON SEAL OF	)
MARITIME CAPITAL SHIPPING LIMITED	)
And SIGNED by	)	/s/ Mark Harris
Mark Harris
Director

Witnessed/Verified by

/s/ Tshun Meei Wong
Name: Tshun Meei Wong
Title: Director

Address: 9/F, 4-6 On Lan Street, Central, Hong Kong

Fax: (852) 2522-5090
Attn: Tshun Meei Wong

The Original Lenders

For and on behalf of	)
THE HONGKONG AND SHANGHAI	)
BANKING CORPORATION LIMITED	)	/s/ Anita Tsang
by Anita Tsang	)
CHAN CHUN HONG ERIC	)

Witnessed/Verified by

/s/ Pang Ka Ming John
Name: Pang Ka Ming John
Title: Authorised Signatory

Address:Transport Services and Infrastructure, Global Banking
Level 18, HSBC Main Building 1 Queen's Road Central Hong Kong

Fax: (852) 2845 9033
Attn: Mr. Eric Chan

The Swap Bank

For and on behalf of	)
THE HONGKONG AND SHANGHAI	)
BANKING CORPORATION LIMITED	)
by Anita Tsang	)	/s/ Anita Tsang
CHAN CHUN HONG ERIC	)

Witnessed/Verified by

/s/ Pang Ka Ming John
Name: Pang Ka Ming John
Title: Authorised Signatory

Address:Transport Services and Infrastructure, Global Banking
Level 18, HSBC Main Building 1 Queen's Road Central Hong Kong

Fax: (852) 2845 9033
Attn: Mr. Eric Chan

The Agent

For and on behalf of	)
THE HONGKONG AND SHANGHAI	)
BANKING CORPORATION LIMITED	)
By Anita Tsang	)	/s/ Anita Tsang
CHAN CHUN HONG ERIC	)

Witnessed/Verified by

/s/ Pang Ka Ming John
Name: Pang Ka Ming John
Title: Authorised Signatory

Address:Transport Services and Infrastructure, Global Banking
Level 18, HSBC Main Building 1 Queen's Road Central Hong Kong

Fax: (852) 2845 9033
Attn: Mr. Eric Chan